January 1, 1994
Amended July 15, 1997
Amended July 30, 1998
Amended February 5, 1999
Amended July 25, 2002
Amended October 1, 2007

MILACRON
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I. Purpose

The purpose of the Milacron Supplemental Executive Retirement Plan (the “Plan”) is to provide supplemental retirement benefits to certain key employees of Milacron Inc. and its subsidiaries (the “Company”) who meet the eligibility requirements of the Plan.

II. Definitions

“Benefit Commencement Date” — shall be the date as determined by Article IX herein.

“Compensation” — shall have the same meaning as that term is defined in the Milacron Retirement Plan, without regard to any dollar limitations and including employee deferrals under the Milacron Compensation Deferral Plan.

“Compensation Committee” — shall mean the Compensation Committee of the Milacron Inc. Board of Directors.

“Eligible Position” — shall mean the position of Chairman, President or Vice President of Milacron Inc. held by an individual who is first elected to the position of either Chairman, President or Vice President of Milacron Inc. prior to July 30, 1998 and who continues to hold any such position after July 30, 1998 or any specific position held by an individual subsequent to that individual’s designation as a key employee by the Compensation Committee for purposes of this Plan.

“Highest Average Compensation” — shall mean the highest average of the Participant’s Compensation for three consecutive years.

“Normal Retirement Date” — shall have the same meaning as that term is defined in the Milacron Retirement Plan.

“Participant” — shall mean an individual eligible to participate in this Plan as set forth in Article V.

“Years of Credited Service” — shall have the same meaning as that term is defined in the Milacron Retirement Plan.

Solely for purposes of this Plan, the above terms that are defined in the Milacron Retirement Plan shall be applied to the Participant with respect to his employment with the Company, regardless of the Participant’s eligibility under the Milacron Retirement Plan.

III. Effective Date/Plan Year

This Plan will be effective beginning January 1, 1994. The Plan year shall coincide with the calendar year.

IV. Election

Individuals may not participate in both this Plan and the Milacron Supplemental Pension Plan or the Milacron Supplemental Executive Pension Plan. Individuals eligible to participate in this Plan and the Milacron Supplemental Pension Plan or the Milacron Supplemental Executive Pension Plan must inform the Compensation Committee at the time of termination of the employment relationship between the Company and the individual as to which plan the individual shall participate.

V. Eligibility

An individual shall be eligible to participate in the Plan and thus become a “Participant” if:

A. The individual holds or has held an Eligible Position; and,

(i)	the individual remains in the employ of the Company at least until his Normal Retirement Date; or,

(ii)	the individual is an employee of the Company on or after his 55th birthday and has at least ten (10) Years of Credited Service with the Company; or,

(iii)	the individual terminates employment with the Company due to disability as set forth in Article VIII, below. Or,

B.	The individual dies while holding an Eligible Position as set forth in Article X, below.

C.	Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may at any time specify in writing that an individual who holds an Eligible Position and is not otherwise a Participant under the Plan in accordance with this Article V., shall become Participant under the Plan.

VI. Benefit

Participants who have ten (10) Years of Credited Service or more as an officer of Milacron Inc. shall receive as the annual benefit as of the Benefit Commencement Date the greater of: (i) one percent (1%) of the Participant’s Highest Average Compensation for each Year of Credited Service the Participant served as an officer of Milacron Inc., however, in no event shall this annual benefit exceed ten percent (10%) of the Participant’s Highest Average Compensation; or, (ii) an amount necessary to increase the Participant’s combined annual benefits under this Plan, the Milacron Retirement Plan, the Milacron Retirement Savings Plan, the Milacron Compensation Deferral Plan and the Milacron Inc. Supplemental Retirement Plan to fifty-two and one half percent (52.5%) of the Participant’s Highest Average Compensation.

For purposes of this Plan, the Participant’s vested account balance, if any, attributable to Employer Basic Contributions under the Milacron Retirement Savings Plan and Basic Credits and Discretionary Credits under the Milacron Compensation Deferral Plan will be converted to an actuarially equivalent annual benefit payable for the Participant’s lifetime commencing at the Participant’s Benefit Commencement Date, determined based on the actuarial assumptions used to calculate lump sum amounts as set forth in the Milacron Retirement Plan.

All other Participants shall receive as the annual benefit as of the Benefit Commencement Date, one percent (1%) of the Participant’s Highest Average Compensation for each Year of Credited Service the Participant served in an Eligible Position, however, in no event shall this annual benefit exceed ten percent (10%) of the Participant’s Highest Average Compensation.

VII. Maximum Benefit

In no event shall a Participant receive total combined annual benefits from this Plan, the Milacron Retirement Plan, the Milacron Retirement Savings Plan (as determined under Article VI), the Milacron Compensation Deferral Plan (as determined under Article VI) and the Milacron Inc. Supplemental Retirement Plan in excess of 60% of the Participant’s Highest Average Compensation and benefits from this Plan shall be reduced accordingly, if necessary.

VIII. Disability

An individual who terminates employment with the Company due to disability prior to his 55th birthday will be a Participant if:

(i) the individual at the time of disability held an Eligible Position; and

(ii) the individual has ten (10) years Credited Service with the Company; and

(iii)	the disability is certified by a physician or physicians designated by the Compensation Committee.

IX. Benefit Commencement Date

Except as otherwise stated in this Article IX and Article X, benefits shall commence on a Participant’s Normal Retirement Date.

For those Participants retiring prior to their Normal Retirement Date, benefits shall commence upon the date of retirement and shall not be actuarially reduced.

Benefits to a Participant who terminates employment with the Company due to disability prior to age 55 shall commence upon the date the Participant begins receiving benefits from the Milacron Retirement Plan or would be eligible to receive benefits from the Milacron Retirement Plan if he participated therein.

X. Death

An individual who dies while employed by the Company and who is not otherwise a Participant in this Plan shall be a Participant if:

(i) the individual holds an Eligible Position at the time of death; and,

(ii)	the individual was at the time of his death vested in the Milacron Retirement Plan or the Cincinnati Milacron Retirement Savings Plan.

If a Participant dies prior to commencement of benefits under this Plan and the Participant is survived by a spouse to whom he was married on the date he became vested under this Plan, the Participant’s surviving spouse shall receive monthly benefits under this Plan, at the time benefits may begin to the surviving spouse under the Milacron Retirement Plan, in the form of a life annuity in the amount of fifty percent (50%) of the Participant’s benefits under this Plan (with a reduction for commencement prior to the date the Participant would have attained age 55, with such reduction determined in accordance with the Milacron Retirement Plan), determined in accordance with Article VI.

XI. Payment Options

Benefits shall be paid to Participants on a monthly basis. Participants who are single shall receive benefits under this Plan in the form of a life annuity. Participants who are married shall receive benefits in the form of a fifty (50%) percent joint and survivor annuity which shall not be actuarially reduced; however, the benefit to the Participant’s spouse shall be available only if the Participant is survived by a spouse to whom he was married on the date he became vested under this Plan.

XII. Vesting

Unless forfeited pursuant to Article XIII, a Participant’s benefit shall become vested -

(i) on his Normal Retirement Date; or

(ii)	on the date he reaches age 55 and has at least ten (10) Years of Credited Service with the Company; or

(iii) on the date of termination of employment due to disability or death.

If a Participant no longer holds an Eligible Position, but remains an employee of the Company, the Participant’s service in the Eligible Position and his resulting benefit under this Plan shall not be forfeited.

Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may specify in writing a different vesting schedule or date applicable to any Participant or group of Participants.

XIII. Fraud

In the event that a Participant shall at any time be dismissed for, or convicted of a crime involving, dishonesty or fraud on his part in his relationship with the Company, all benefits which would otherwise be payable to him under the Plan shall be forfeited.

XIV. Competition

By accepting payment of any benefit under the Plan the Participant agrees not to be employed, or consult, in any business which is, or is about to be, engaged in a business of the same or substantially the same nature as the businesses of the Company without prior written consent of the Company, and breach of this agreement by the Participant shall be cause for termination of payment of benefits under the Plan.

XV. Funding

The Plan shall be unfunded and benefits shall be paid only from the general assets of the Company.

XVI. Administration

The general administration of this Plan and the responsibility for carrying out and interpreting the provisions hereof shall be vested in the Compensation Committee. The Compensation Committee may adopt such rules and regulations as it may deem necessary for the proper administration of this Plan, which are not inconsistent with the provisions hereof, and its decision in all matters shall be final, conclusive and binding.

XVII. Amendment and Termination

The Board of Directors reserves in its sole and exclusive discretion the right at any time and from time to time to amend this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant, provided however, that no amendment or termination of this Plan shall impair the right of any Participant to receive benefits which have become vested prior to such amendment or termination and that the Plan shall not be amended or terminated during the 24-month period beginning on the date of a “Change in Control” (as defined in Schedule A, attached hereto).

XVIII. Change in Control

Notwithstanding the foregoing provisions of the Plan, an individual who holds an Eligible Position and is not otherwise a Participant under the Plan in accordance with Article V, shall become a Participant under the Plan and become vested under the Plan upon the date of a “Qualifying Termination” (as defined in Schedule B, attached hereto) following a “Change in Control” (as defined in Schedule A, attached hereto).

XIV. Miscellaneous

(a)	Nothing contained in this Plan guarantees the continued employment of a Participant with the Company.

(b)	No benefit hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.

(c)	If a Participant entitled to receive a benefit under this Plan is deemed by the Compensation Committee or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such benefit, such payments shall be paid to such person or persons as the Compensation Committee shall designate or to the duly appointed guardian or other legal representative of such Participant. Such payment shall, to the extend made, be deemed a complete discharge for such payments under this Plan.

(d)	Payments made under this Plan shall be subject to withholding as shall at the time be required under any income tax or other laws, whether of the United States or any other jurisdiction.

(e)	All expenses and costs in connection with the operation of this Plan shall be borne by the Company.

(f)	The provisions of this Plan shall be construed according to the laws of the State of Ohio.

(g)	The masculine pronoun wherever used herein shall include the feminine gender and the feminine shall include the masculine and the singular number as used herein shall include the plural and the plural shall include the singular unless the context clearly indicates otherwise.

(h)	The titles and headings used herein are for convenience of reference only and in case of any conflict, the text of this Plan, rather than such titles or headings, shall be controlling.

XX. 2007 Acquisition Transaction

The acquisition of a majority of the 6.0% Series B Convertible Preferred Stock of the Company by Ohio Plastics, LLC that may occur after October 1, 2007 and the transactions consummated in connection therewith (the “2007 Acquisition Transaction”) shall not constitute a “Change in Control” under the Plan and, accordingly, the occurrence of the 2007 Acquisition Transaction shall not result in any circumstances, events or changes being triggered solely as a result of the 2007 Acquisition Transaction including, without limitation, any of the following: (a) an individual becoming a Participant of the Plan and vested under Article XVIII upon a Qualifying Termination following a Change in Control (if not otherwise a Participant and vested under the Plan) and (b) the prohibition in Article XVII on the amendment or termination of the Plan by the Board of Directors during the 24-month period beginning on the date of a Change in Control.

SCHEDULE A

A “Change in Control” occurs if:

(a) a Person or Group other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company’s then outstanding stock and securities; provided, however, that for purposes of this Paragraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i) of Paragraph (c) of this Schedule.

(b) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 60% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board of Directors of the Company;

(c) there is consummated a merger, consolidation or other corporate transaction, other than (i) a merger, consolidation or transaction that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixy-six and two thirds percent of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or transaction, or (ii) a merger, consolidation or transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person or Group is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding stock and securities;

(d) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least sixy-six and two thirds percent of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Company’s voting stock immediately prior to such sale; or

(e) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Company” shall mean Milacron Inc. “Person” shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the “Exchange Act”), as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) any employee plan established by the Company, (ii) any affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company. “Group” shall mean any group as defined in Section 14(d)(2) of the Exchange Act. “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

SCHEDULE B

A “Qualifying Termination” shall mean (i) a termination of the individual’s employment by the Company for any reason other than for “Cause” or “Disability” (as defined below) during the “Protection Period” (as defined below), or (ii) the individual’s termination of employment for “Good Reason” (as defined below) during the Protection Period.

(a) Disability. If the individual is absent from duties with the Company on a full-time basis for eighteen consecutive months due to a physical or mental incapacity, and the individual has not returned to the full-time performance of the individual’s duties within thirty (30) days after written Notice of Termination is given to the individual by the Company, such termination shall be considered to be termination by the Company for “Disability” for purposes of this Exhibit.

(b) Cause. The Company may terminate the individual’s employment for Cause. For purposes of this Schedule only, the Company shall have “Cause” to terminate the individual’s employment hereunder only on the basis of (i) the individual’s fraud on, or misappropriation or embezzlement of assets of, the Company that causes material harm to the Company or (ii) the individual’s willful and continued failure to substantially perform the individual’s duties hereunder (other than any such failure resulting from the individual’s mental or physical incapacity or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Paragraph (d), by the individual for Good Reason, as defined below); provided, however, that “Cause” shall occur with respect to clause (ii) of this sentence only if such action constituting Cause has not been corrected or cured by the individual within 30 days after the individual has received written notice from the Company of the Company’s intent to terminate the individual’s employment for Cause and specifying in detail the basis for such termination. For purposes of this Paragraph, no act, or failure to act, on the individual’s part shall be considered “willful” unless done, or omitted to be done, by the individual in bad faith and without reasonable belief that the individual’s action or omission was in the best interests of the Company. Notwithstanding the foregoing, the individual shall not be deemed to have been terminated for Cause unless and until delivery to the individual of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the individual and an opportunity for the individual, together with the individual’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the individual was guilty of conduct set forth in clause (i) or (ii) of this Paragraph and specifying the particulars thereof in detail.

(c) Good Reason. The individual shall be entitled to terminate the individual’s employment for Good Reason at any time following a Change in Control. For purposes of this Schedule, “Good Reason” shall exist in the event of the occurrence of any of the following without the individual’s express prior written consent:

(i) any diminution of, or the assignment to the individual of duties inconsistent with, the individual’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, an adverse change in the individual’s titles or offices as in effect immediately prior to a Change in Control, or any removal of the individual from, or any failure to reelect the individual to, any of such positions, except in connection with the individual’s termination of employment for Disability or Cause or as a result of the individual’s death or by the individual other than for Good Reason;

(ii) a reduction by the Company in the individual’s base salary as in effect on the date of a Change in Control or as the same may be increased from time to time during the term of any agreement between the Company and the individual;

(iii) the Company’s failure to continue any benefit plan or arrangement (including, without limitation, the Company’s life insurance, post-retirement benefits, and comprehensive medical plan coverage) in which the individual participated at the time of a Change in Control (or any other plans providing the individual with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or any action by the Company that would adversely affect the individual’s participation in or materially reduce the individual’s benefits under any such Benefit Plan or deprive the individual of any material fringe benefit enjoyed by the individual at the time of a Change in Control;

(iv) the Company’s failure to continue in effect, or continue payments under, any incentive plan or arrangement (including, without limitation, any equity-based plan or arrangement) in which the individual participated at the time of a Change in Control (hereinafter referred to as “Incentive Plans”) or any action by the Company that would adversely affect the individual’s participation in any such Incentive Plans or reduce the individual’s benefits under any such Incentive Plans;

(v) a relocation of the Company’s principal executive offices to a location outside the Cincinnati, Ohio metropolitan area or relocation of the individual’s primary workplace to any place other than the location at which the individual performed the individual’s duties immediately prior to a Change in Control;

(vi) the Company’s failure to provide the individual with the number of paid vacation days to which the individual was entitled at the time of a Change in Control;

(vii) the Company’s material breach of any provision of any agreement between the Company and the individual regarding severance benefits following a Change in Control;

(viii) the Company’s purported termination of the individual which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph (d);

(d) Notice of Termination. Any purported termination of the individual by the Company or by the individual shall be communicated by written Notice of Termination to the other party in accordance with Paragraph (f) hereof. For purposes of this Schedule, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Schedule relied upon and the facts, if any, supporting application of such provision.

(e) Date of Termination: Dispute Concerning Termination. “Date of Termination” shall mean (i) if the individual’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the individual has not returned to the performance of the individual’s duties on a full-time basis during such thirty (30) day period) or (ii) if the individual’s employment is terminated by the Company for any reason other than Disability or by the individual for any reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than thirty (30) days, and in the case of a termination by the individual shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that if the party receiving the Notice of Termination notifies the other party within thirty (30) days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding arbitration award referred to in Paragraph (g); and provided, further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice shall pursue the resolution of such dispute with reasonable diligence. The Company shall continue the individual as a participant in the plan until the dispute is finally resolved in accordance with this Schedule. For purposes of determining whether any Qualifying Termination has occurred during the Protection Period, the date a Notice of Termination is given pursuant to this Schedule shall be deemed the date of the individual’s Qualifying Termination.

(f) Notice. For the purposes of this Schedule, notices and all other communications provided for in the Schedule shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

(i)	if, to the individual, to the individual’s current address on file with the Company;

(ii)	if, to the Company, to:	Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio 45206
		Attn:	Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(g) Arbitration. Any dispute or controversy arising under or in connection with this Schedule shall be settled exclusively by arbitration in Cincinnati, Ohio in accordance with the rules of (but not necessarily appointed by) the American Arbitration Association then in effect except as provided herein. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. No such arbitration proceedings shall be commenced or conducted until at least sixty (60) days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within thirty (30) days after the date of the Arbitration Notice, and one chosen within sixty (60) days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. Any Cincinnati, Ohio court of competent jurisdiction shall appoint any arbitrator that has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction.

(h) Definitions. For purposes of this Schedule, “Company” shall mean Milacron Inc., “Protection Period” shall mean the 24-month period beginning on the date of a Change in Control, and “Board” shall mean the Board of Directors of Milacron Inc. and “Change in Control” shall have the meaning set forth in Schedule A.